Exhibit 10.20

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of June 26, 2009 by and between ABK INVESTMENT ADVISORS, INC., a Delaware corporation (the “Company”), and ROBERT S. SMITH (the “Executive”).

WHEREAS, the Company has agreed to acquire substantially all of the assets (the “Acquisition”) of NSM Capital Management LLC and Structured Credit Solutions LLC (collectively the “Selling Companies”) pursuant to that certain Purchase Agreement dated as of the date hereof by and among, among other persons, the Selling Companies, the Executive and the Company (the “Purchase Agreement”); and

WHEREAS, the Company and the Executive wish to enter into this Agreement to provide for the Executive’s service with the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows (capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 5 below):

1. Employment and Duties.

(a) Term of the Agreement. This Agreement shall become effective only upon the Initial Closing (as defined in the Purchase Agreement) and will apply for a nonrenewable term beginning on the Initial Closing Date and ending on the sixth anniversary thereof (the “Term”). The Executive’s employment may continue beyond the end of the Term, but nothing herein shall require the Executive to continue his employment with the Company after the end of the Term. In addition, nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company, subject to the Executive’s rights and obligations under this Agreement. This Agreement shall automatically terminate and be of no further force or effect upon any termination of the Purchase Agreement.

(b) General.

(i) Title/Reporting. The Executive will serve as Chief Executive Officer of the Company during the Term, subject to the supervision and direction of the Board of Directors of the Company (the “Board”), and reporting to David Wallis, its Chairman, or his successor as chief executive officer of Ambac, and shall not be required to report to any other individual.

(ii) Work Location. During the current term of the Lease by and between The Mill Owners Company LLC and NSM Capital Management LLC, dated April 3, 2008, the principal office of the Executive shall be in Greenwich, CT and thereafter may be in any location approved by the Board within 50 miles thereof, unless the Executive otherwise consents in writing.

(iii) Scope of Business/Authority. The Executive and Tim Stevens (or such other individual as may be designated from time to time by the Board) shall be the senior-most executives of the Company and shall share day to day operational authority of the Organic Business and the Synergistic Business, subject to the supervision and direction of the Board consistent with the terms of this Agreement. The Executive shall have authority over the hiring or termination of any personnel within the Organic Business. During the Term, the Company shall be subject to the budget review and oversight of the Chief Executive Officer of Ambac or the Chairman of the Board.

(c) Full-Time Employment. The Executive shall devote his full-time working hours and best efforts to his duties hereunder. Executive may devote reasonable periods of time to serve as a director of other organizations if approved by the Ambac Board, to perform charitable and other community activities, and to manage his personal investments; provided, however, that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company, as reasonably determined by the Board and comply with any code of conduct applicable to the employees of the Company or its Affiliates in the opinion of Ambac’s Chief Compliance Officer.

2. Compensation and Other Benefits.

Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Salary. Effective as of the Initial Closing Date, the Executive’s annual salary (the “Salary”) shall be two hundred fifty thousand dollars ($250,000). The Salary is payable in accordance with the Company’s payroll practices as established by the Company from time to time. The Board shall periodically review and may increase, but not decrease, the Executive’s Salary.

(b) Special Equity Grant. Management will recommend to the Compensation Committee (the “Committee”) of the Board of Directors (the “Ambac Board”) of Ambac Financial Group, Inc. (“Ambac”) that the Committee approve a special grant to the Executive of phantom stock units (“PSUs”) under Ambac’s 1997 Equity Plan, as amended (the “Equity Plan”). The number of PSUs included in such award will be determined by dividing (i) Thirty-Five Thousand dollars ($35,000) by (ii) the Fair Market Value of a share of Ambac’s common stock on the date the Committee approves such award. All PSUs included in such award will vest on the third anniversary of the date of the grant. The PSUs included in the Executive’s award shall be settled pursuant to the terms of the Equity Plan and award agreement by delivery of the corresponding cash, which in no event shall exceed three (3) times the Fair Market Value of a share of Ambac’s common stock on the date the Committee approved such award multiplied by the number of PSUs granted. If the Ambac Board does not approve this PSU award, the Executive shall receive $35,000 plus annual interest (computed on the basis of a 360-day year of twelve 30-day months) accruing from the Initial Closing Date at the Interest Rate in cash on the third anniversary of the Initial Closing Date if the Executive is still employed by the Company at such time or the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive’s resignation for Good Reason.

(c) Organic Business Earn-Out. For each twelve month period commencing on the first day of the calendar month following the Initial Closing Date (each a “Measurement Period”), the Executive will receive the applicable percentage of Organic Net Income set forth in Table I below for such Measurement Period (each an “Organic Payout”); provided that, unless the Executive shall have given notice to the Company within forty-five (45) days prior to the end of the sixth Measurement Period, the Executive also shall receive a one-time lump sum payment in an amount equal to the product of (i) four (4) times (ii) fifteen percent (15%) of the average of the annual Organic Net Income for the fifth and sixth Measurement Periods in lieu of the amounts provided for in the seventh through fifteenth Measurement Periods, inclusive, at the same time as he is paid the Organic Payout for the Sixth Measurement Period (the “Final Organic Payout”).

Table I
Measurement Period	Organic Percentage
1	35%
2	30%
3	25%
4	20%
5	15%
6	15%
7-15	15%

(d) Synergistic Business Earn-Out. For each Measurement Period the Executive will receive the applicable percentage of Synergistic Net Income set forth in Table II below for such Measurement Period in the form provided in the next sentence (each, a “Synergistic Payout”). One-third (1/3) of each Synergistic Payout will be paid in cash and two-thirds (2/3) of each Synergistic Payout (each a “PSU Payout”) will be paid by delivery of a grant, effective on the date of payment (the “Synergistic Payout Date”) of a number of PSUs determined by dividing (i) two thirds (2/3) of the Synergistic Payout by (ii) the Fair Market Value of a share of Ambac’s common stock on the date the Committee approves such award. PSUs included in such award will be granted at the first meeting of the Ambac Board subsequent to the determination of such amount and shall vest on the third anniversary of the Synergistic Payout Date. The PSUs included in a Synergistic Payout shall be settled pursuant to the terms of the Equity Plan and award agreement by delivery of the corresponding cash, which, shall not exceed three (3) times the Fair Market Value of a share of Ambac’s common stock on the date the Committee approved such award multiplied by the number of PSUs granted. If the shares of Ambac stock are trading below $0.50 per share on the date the Committee would have approved such award, the PSU Payout shall be made in cash plus interest (computed on the basis of a 360-day year of twelve 30-day months) accruing from the Synergistic Payout Date at the Interest Rate on the third anniversary of the Synergistic Payout Date if the Executive is still employed by the Company at such time or the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive’s resignation for Good Reason.

Table II
Measurement Period	Synergistic Percentage
1	20%
2	15%
3	10%

(e) Time of Payment. The undisputed amount of the Organic Payout, the Final Organic Payout and the Synergistic Payout (other than the PSU Payouts payable in cash) shall be paid within ten (10) business days of Ambac’s filing of a form 10Q or 10K with the Securities and Exchange Commission for the applicable period. Such amounts shall be net of Revenue Accruals. Any Revenue Accruals shall be paid within ten (10) business days of Ambac’s filing of a form 10Q or 10K with the Securities and Exchange Commission for the period in which the account receivable related to such Revenue Accrual is collected. Any disputed amount shall be paid within ten (10) business days of final determination of such amount. Subject to Sections 2(l) and 4, the Organic Payout, the Final Organic Payout and the Synergistic Payout (other than the PSU Payout) in respect of any concluded Measurement Period shall be paid without regard to whether or not Executive is employed by the Company on the payment date.

(f) Reporting Requirements. The Company shall (i) designate each engagement, contract or statement of work as ABK Business, Organic Business or Synergistic Business within fourteen (14) business days of the executed contract, statement of work or start of such engagement as appropriate and (ii) provide the Executive with a quarterly report of the Organic Net Income and the Synergistic Net Income within thirty (30) days following the closing of the books of Ambac for such quarter and such designation decision and report shall be conclusive and binding unless the Executive notifies the Company of any objections or disputes within thirty (30) days of receipt of such designation decision and/or report.

(g) Dispute Resolution. If the Executive disputes the Company’s designation of any engagement, contract or statement of work as ABK Business, Organic Business or Synergistic Business or the quarterly report of the Organic Net Income and the Synergistic Net Income and the dispute can not be resolved through good faith efforts by the Company and the Executive within sixty (60) days, then the dispute shall be resolved by an independent third party selected by the mutual consent of the Company and the Executive; provided that in the event that the Company and the Executive are unable to mutually agree on an independent third party, the Company and the Executive shall each select an independent third party and the two independent third parties shall mutually agree upon a third independent third party. A majority of the independent third parties shall determine such designation and/or amount of Organic Net Income and Synergistic Net Income and such determination shall be set forth in a written report mutually addressed to the Company and the Executive and shall be final, conclusive and binding upon the parties.

(h) Operation of the Company. The Executive agrees and acknowledges that Ambac and the Company may make, from time to time, such business decisions as each deems appropriate in the conduct of its business and the business of its Affiliates, including the acquisition or operation of any business (including the business in which the Company is currently engaged) or other actions that may have an impact on the Organic Business and the Synergistic Business and the Executive will not have any right to claim any lost earn-out, compensation or other damages as a result of such decisions unless such decisions are made against the written objections of the Executive and directly and materially impede the Executive’s ability to grow the Organic Business as currently contemplated by the parties.

(i) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in performance of the business of the Company.

(j) 401(k), Welfare and Fringe Benefits. The Executive shall participate in each 401(k), welfare, life insurance, health, disability and other fringe benefit plan or program maintained by the Company for its executive officers in accordance with the terms thereof.

(k) Termination Due to Death or Disability. In the event of the Executive’s Disability, the Company shall be entitled to terminate his employment. Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment terminates before the end of the Term due to death or Disability, any Salary earned by the Executive up to the date of such termination, plus a pro rata portion (based on the number of days elapsed prior to such termination) of his cash earn-out under Section 2(c) or 2(d) for the year in which such termination occurs, shall be paid to the Executive or his estate, as the case may be, within thirty (30) days of his termination date together with any accrued and unpaid amounts in respect of any prior Measurement Period.

(l) Continuation at the End of the Term. If the Executive’s employment with the Company continues “at will” following the expiration of the Term, then, during the twelve month period following the expiration of the Term, the Executive’s annual rate of Salary will not be less than the greater of (A) his Salary immediately prior to the expiration of the Term and (B) two hundred fifty thousand dollars ($250,000). The rights of the Executive to receive payments and reports under Section 2 other than amounts earned and reports due prior to the end of the Term, shall not survive the termination of the Executive’s employment after the Term, regardless of the reason for termination.

3. Protection of the Company’s Interests.

(a) Confidential Information. In consideration of the Company’s undertakings herein and in the Purchase Agreement, the Executive hereby acknowledges and reaffirms all of his confidentiality obligations described and set forth in Section 4.8 of the Purchase Agreement. All confidential information described and set forth in Section 4.8 of the Purchase Agreement created or used by the Executive during the course of his employment with the Company shall be the sole property of the Company and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights and protection thereunder and shall be returned to the Company or destroyed following expiration of the Term once all amounts required to be paid hereunder at such time have been paid.

(b) Other Covenants. In consideration of the Company’s undertakings herein and in the Purchase Agreement, the Executive hereby acknowledges and reaffirms all of his non-solicitation and non-competition obligations described and set forth in Section 4.7 of the

Purchase Agreement (the “Covenants”). In addition to the Covenants, if the Executive is terminated under circumstances giving rise to Severance under Section 4(d)(iii), then (i) the Executive shall be bound by the provisions of Section 4.7(a) of the Purchase Agreement for one (1) year after termination if the amount of Severance is between $1,500,000 and $2,499,999 and two (2) years after termination if such amount is between $2,500,000 and $4,999,999 and (ii) the Executive shall be bound by the provisions of Section 4.7(a), 4.7(b) and 4.7(c) of the Purchase Agreement for three (3) years after termination if such amount is between $5,000,000 and $7,499,999, four (4) years after termination if such amount is between $7,500,000 and $9,999,999 and five (5) years after termination if such amount is greater than or equal to of $10,000,000.

(c) The Executive agrees that the restrictive covenants set forth in Section 3(b) are reasonable with respect to their duration, geographic area and scope and acknowledges that the Company would not be willing to consummate the transactions contemplated by this Agreement or the Purchase Agreement without the Executive entering into the restrictive covenants set forth herein. If, at any time, the provisions of Section 3(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic area or scope, Section 3(b) shall be considered divisible and shall be deemed amended to only such duration, geographic area or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction. The restrictive covenants set forth in this Section 3(b) are in addition to, and not in limitation of, the Covenants and shall not be deemed to in any way limit or reduce the duration, geographic area or scope of the Covenants.

4. Remedies.

(a) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that, in view of the nature of the business and the business objectives of the Company in entering into this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby, and the consideration paid hereunder, the provisions contained in Section 3 are reasonably necessary to protect the legitimate business interests of the Company and that any violation of such agreements will result in irreparable injury to the Company for which damages will not be an adequate remedy. The Executive therefore agrees that in the event of a breach or threatened breach of any such agreements by the Executive, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security.

(b) Escrow. Notwithstanding any other provision in this Agreement to the contrary, the Company may elect to retain and place in a third party escrow all or a portion of any payments due under Sections 2(c) and 2(d) for the first measurement year to satisfy any amounts which the Company believes in good faith are due to it or to any other Buyer Indemnified Party (as defined in the Purchase Agreement) pursuant to Section 8.2 of the Purchase Agreement (the “Claims”). Such amount placed in escrow shall be released to the appropriate person upon final resolution of all Claims.

(c) Forfeiture. In addition to the remedies set forth above in Section 4, if:

(x) the Executive voluntarily terminates his employment with the Company before the end of the Term;

(y) the Company terminates the Executive’s employment for Cause: or

(z) the Executive breaches any of the provisions of Section 3(a) or 3(b),

then, in any such case, the following shall apply:

(i) the Company shall cease to have any obligation to make any of the payments provided for in Section 2 that it has not made as of the date such termination or breach occurs except to the extent accrued and unpaid as of such date; and

(ii) the Executive shall forfeit the PSU awards (or any cash substitutes therefor) provided for in Section 2(b) and 2(d), to the extent not vested at the end of the Term.

(d) Severance; Termination by the Company Without Cause or Resignation by the Executive for Good Reason

(i) The Term and the Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive’s resignation for Good Reason, as defined herein.

(ii) For purposes of this Agreement, “Good Reason” shall mean the failure of the Company to pay or cause to be paid any of the undisputed payments provided for in Section 2 or the Company’s breach of the provisions of Section 1(b)(ii); provided that the events described in this Section will constitute Good Reason only if the Company fails to cure such event within fifteen (15) days after receipt from the Executive of written notice of the event which constitutes Good Reason.

(iii) If the Executive’s employment is terminated by the Company without Cause or if the Executive resigns for Good Reason, the Executive shall not be entitled to continue to receive any compensation and other benefits set forth in Section 2 herein, but will be entitled to (A) payment within 30 days of all amounts earned pursuant to Section 2 but remaining unpaid at the time of termination and (B) payment as a lump sum on the 60th day after termination of an amount equal to the greater of (X) two (2) times the product of the Executive’s then current Salary times the number of whole or partial years left in the Term and (Y) the sum of (a) the product of the Executive’s then current Salary times the number of whole or partial years left in the Term and (b) the product of (i) four (4) times (ii) fifteen percent (15%) of the average of the annual Organic Net Income for the prior two Measurement Periods (or if such termination occurs prior to end of the second Measurement Period, the product of (i) four (4) times (ii) fifteen percent (15%) of the product of (A) the monthly average of the Organic Net Income for the period from the commencement of the first Measurement Period until such termination times (B) twelve (12)) (the “Severance”), provided that the Executive and the Company have executed and delivered a general release for the benefit of the Company and its Affiliates in form and substance mutually satisfactory to the Company and the Executive.

5. Definitions. For purposes of this Agreement, the following definitions shall apply.

“ABK Business” means the provision of the following services by the Company or the Broker-Dealer, to the extent that such business is not generated through material contribution (i.e., providing a formal introduction or unique expertise) of the Executive:

(i) Military Housing sector businesses;

(ii) Tax Credit sector businesses;

(iii) Municipal reporting, filing and disclosure platform;

(iv) Healthcare sector businesses;

(v) Privatized Student Housing sector businesses;

(vi) Mortgage Servicer Surveillance;

(vii) Third party surveillance, remediation and workout services for asset classes where an Affiliate of the Company currently has those capabilities and performs similar services for itself or a third party;

(viii) California Special Tax Bond advisory services;

(ix) United Kingdom Credit Services; or

(x) Any other business that is not Organic Business and for which the capability for such services was not developed through use of the Organic Business capabilities or efforts of the Executive.

“Accounting Principles” means the same US GAAP principles, consistently applied, as are used for purposes of determining the financial statements of Ambac filed with the Securities & Exchange Commission.

“Affiliate” includes any company or other entity or person controlling, controlled by or under common control with the Company.

“Broker-Dealer” means Ambac Securities Inc. or its successor.

“Cause” means any of the following:

(xi) the willful commission by the Executive of acts that are dishonest and injurious to the Company or any of its Affiliates, monetarily or otherwise;

(xii) the conviction of the Executive for a felonious act;

(xiii) a breach of any of the covenants set forth in Section 3 of this Agreement (including, without limitation, the Executive’s receipt of any money or other value from any third party in connection with any agreement, understanding or arrangement that relates to services that are the same as, or similar to, services that the Company, any Selling Company or any of their respective Affiliates provide, or have ever provided;) or

(xiv) the Executive’s failure to perform his material duties in a reasonable manner commensurate with his position, provided that the Board has notified the Executive in writing of the respects in which it believes he has failed to perform satisfactorily and has provided the Executive with at least twenty (20) business days to correct such failure.

“Disability” shall be defined in the same manner as such term or a similar term is defined in any long-term disability policy maintained by the Company which covers the Executive and is in effect on the date of the Executive’s termination of employment with the Company. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by the Company’s long-term disability carrier.

“Fair Market Value” with respect to Ambac’s common stock, shall be the closing selling price per share on the date in question as such price is reported by the New York Stock Exchange.

“Initial Closing Date” shall have the meaning ascribed thereto in the Purchase Agreement.

“Interest Rate” shall mean the Ten Year Treasury Yield published two (2) business days prior to the commencement of the accrual of interest.

“Organic Business” means the provision of the following services by the Company utilizing the assets, platform and resources acquired through the Acquisition, for the asset classes serviced by the Selling Companies immediately prior to the Acquisition:

(xv) acting as valuation agent for funds or fund /company receivers;

(xvi) strategic management consulting (risk management, investing, and accounting);

(xvii) portfolio surveillance;

(xviii) non-discretionary investment advice;

(xix) liquidation agent (managed accounts for institutions and CDOs); or

(xx) structured finance - arranging and placement special capital market transactions.

“Organic Net Income” means, for any period, the net income for such period for Organic Business determined under the Accounting Principles, less, to the extent not already deducted from revenues in determining such net income, an allocation of (i) expenditures incurred by the

Company or any of its Affiliates for services and other resources that directly support the Organic Business including expenditures for services and resources directed or requested by the Executive (such as for additional employees, events, legal fees, consultants, etc.), (ii) an amount equal to thirty percent (30%) of the revenue included in such net income generated through (A) meaningful contribution (including without limitation providing a formal introduction) of any employee of the Company or any of its Affiliates who spends a majority of his efforts on business other than Organic Business or Synergistic Business or (B) business from a client a majority of whose business with the Company and its Affiliates is not Organic Business or Synergistic Business and (iii) imputed taxes based upon a fifteen percent (15%) tax rate applied to all of such net income.

“Revenue Accruals” means the portion of the Organic Payout, the Final Organic Payout and the Synergistic Payout related to revenue of the Organic Business and the Synergistic Business properly recorded under the Accounting Principles prior to the time payment for such revenue is collected.

“Synergistic Business” means all business of the Company and the Broker Dealer other than ABK Business and Organic Business.

“Synergistic Net Income” means, for any period, the net revenues for such period of the Company and the Broker-Dealer for Synergistic Business, less an allocation of (i) expenses in an amount equal to thirty percent (30%) of such revenue and (ii) taxes based upon the prevailing federal, state and local tax rates for Ambac.

6. General Provisions.

(a) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

To the Company:	Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 Attention: General Counsel
To the Executive:	at the address indicated on the signature page hereof

or to such other person or other address as either party may specify to the other in writing.

(b) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(c) Assignment. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets or the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company.

(e) Unsecured Promise. No benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

(f) Governing Law. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of New York.

(g) Entire Agreement. This Agreement and the Purchase Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

(h) Headings. The headings and captions of the Sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(i) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

(j) Withholding. The payment of any amounts pursuant to Sections 2 or 4 shall be subject to applicable withholding and payroll taxes.

(k) Consent to Jurisdiction. Any Proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction sitting in the Borough of Manhattan in the State of New York and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

(l) Severability. The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

IT WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

ABK INVESTMENT ADVISORS, INC.

By:	/s/ Timothy J. Stevens
Name:	Timothy J. Stevens
Title:	Senior Managing Director

EXECUTIVE

Robert S. Smith

Address:

IT WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

ABK INVESTMENT ADVISORS, INC.

By:
Name:
Title:

EXECUTIVE

/s/ Robert S. Smith
Robert S. Smith

Address:	84, Porchuck Road

Greenwich, CT

06831